UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 14C
(Rule 14c-101)

INFORMATION REQUIRED IN INFORMATION STATEMENT
SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934

Check the appropriate box:

[X]	Preliminary Information Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))
[ ]	Definitive Information Statement

TYLERSTONE VENTURES CORPORATION
(Name of Registrant as Specified in Charter)

________________________________________________________
(Name of Person(s) Filing Proxy Statement If Other Than The Registrant)

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[ ]

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form of Schedule and the date of its filing.

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Tylerstone Ventures Corporation
1136 Martin Street, White Rock
British Columbia, Canada, V4B 3V9

WE ARE NOT ASKING YOU FOR A PROXY
AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

Information Statement pursuant to
Section 14(c) of the Securities Exchange Act of 1934

November ___, 2006

To the Shareholders:

          The purpose of this Information Statement is to is to inform the holders of record, as of the close of business on October 24, 2006 (the "Record Date"), of shares of common stock, par value $0.001 per share (the "Common Stock") of Tylerstone Ventures Corporation, a Delaware corporation ("Tylerstone" or the "Company"), that the holders of approximately 54.2% of our capital stock as of the Record Date have given written consent as of October 30, 2006, to approve the following amendments to our Certificate of Incorporation:

1.	To increase the authorized capital of the Corporation to Five Hundred Million (500,000,000) shares of common stock;
2.	To reflect a forward Stock Split on the ratio of twenty new shares for one old share; and
3.	To reflect that the Corporation’s name be, and hereby is, changed to nCoat, Inc.

          We encourage you to read the attached Information Statement carefully, including the exhibits, for further information regarding these actions. In accordance with Rule 14c-2 promulgated under the Securities Exchange Act of 1934, as amended ("Exchange Act"), the approval of the action described herein by the holders of a majority of the voting power of the Company will be deemed ratified and effective at a date that is at least 20 days after the date this Information Statement has been mailed or furnished to our stockholders. This Information Statement is first being mailed or furnished to stockholders on or about November ____, 2006.

THIS IS NOT A NOTICE OF A MEETING OF STOCKHOLDERS AND NO STOCKHOLDERS' MEETING WILL BE HELD TO CONSIDER THE MATTERS DESCRIBED HEREIN. This Information Statement is being furnished to you solely for the purpose of informing stockholders of the matters described herein in compliance with Regulation 14C of the Exchange Act.

By Order of the Board of Directors,

/s/ Terry R. Holmes
1192 E. Draper Parkway
Suite 518
Draper, UT 84020
November __, 2006	Terry R. Holmes
President and Director

Tylerstone Ventures Corporation
1136 Martin Street, White Rock
British Columbia, Canada, V4B 3V9
(604)-780-7659

____________________________________

INFORMATION STATEMENT

____________________________________

This Information Statement is being provided to the Shareholders of Tylerstone Ventures Corporation ("Tylerstone" or the "Company"), in connection with our prior receipt of approval by written consent, in lieu of a meeting of shareholders, to approve the following amendments to our Certificate of Incorporation:

1.	To increase the authorized capital of the Corporation to Five Hundred Million (500,000,000) shares of common stock;
2.	To reflect a forward Stock Split on the ratio of twenty new shares for one old share; and
3.	To reflect that the Corporation’s name be, and hereby is, changed to nCoat, Inc.

ACTIONS BY BOARD OF DIRECTORS AND CONSENTING STOCKHOLDERS

General

The Company will pay all costs associated with the distribution of this Information Statement, including the costs of printing and mailing. The Company will only deliver one Information Statement to multiple stockholders sharing an address unless the Company has received contrary instructions from one or more of the stockholders. The Company will promptly deliver a separate copy of this Information Statement and future stockholder communication documents to any stockholder at a shared address to which a single copy of this Information Statement was delivered, or deliver a single copy of this Information Statement and future stockholder communication documents to any stockholder or holders sharing an address to which multiple copies are now delivered, upon written or oral request to the following address:

1192 E. Draper Parkway,
Suite 518
Draper, UT 84020

Stockholders may also address future requests regarding delivery of information statements and/or annual reports by contacting the Company at the address listed above.

Information on Consenting Stockholders

Pursuant to the Company's Bylaws and the Delaware General Corporation Law, the amendment to our Articles of Incorporation (the “Amendment”) must be approved by the vote of the holders of shares representing a majority of the voting power of the common stock. The Company's Articles of Incorporation do not authorize cumulative voting. As of the Record Date, the Company had 25,000,000 authorized shares of capital stock, of which 2,610,000 were issued and outstanding. The consenting stockholders, who consist of ten current stockholders of the Company, are collectively the record and beneficial owners of 1,415,000 shares, which represents approximately 54.2% of the issued and outstanding shares of the Company's outstanding capital stock. Pursuant to Section 228 of the Delaware General Corporation Law, the consenting stockholders voted in favor of the actions described by written consent, dated October 30, 2006. The actions taken by the Company's Board of Directors and the consenting stockholders will become effective on November ___, 2006, twenty business days from the mailing of this Information Statement to the stockholders of record on the Record Date. No consideration was paid to the consenting stockholders to obtain their written consent to these actions.

DISSENTERS' RIGHTS OF APPRAISAL

No action was taken in connection with the proposal by the Company's Board of Directors or the consenting stockholders for which Delaware law, our Articles of Incorporation or our Bylaws provide a right of a stockholder to dissent and obtain appraisal of or payment for such stockholder's shares.

VOTING SECURITIES

As of the Record Date, we had 2,610,000 shares of Common Stock issued and outstanding, which is the only class of voting securities that would be entitled to vote at a stockholders' meeting if one were to be held. Each share of Common Stock is entitled to one vote.

RECORD DATE

The close of business on Tuesday, October 24, 2006, was fixed as the record date for determining the shareholders entitled to notice of the action taken by shareholder resolution. As of the record date there were 2,610,000 shares of the Company's common stock outstanding and entitled to vote, held by 52 holders of record. For a description of the principal holders of such stock, see "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT" below.

This Information Statement is being furnished to shareholders on or about November __, 2006. Under applicable law, shareholder approval of the increase in authorized capital will become effective on November __, 2006, twenty days after the date this Information Statement is first sent to shareholders.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A
PROXY. WE ARE NOT ASKING YOU FOR YOUR SIGNATURE TO ANY WRITTEN CONSENT
RESOLUTIONS OF SHAREHOLDERS. YOU ARE REQUESTED NOT TO SEND US ANY DOCUMENT
IN RESPONSE TO THIS MAILING.

EXPLANATION OF ACTIONS TO BE TAKEN

A.           INCREASE IN AUTHORIZED CAPITAL AND FORWARD STOCK SPLIT

          As of October 24, 2006, the first paragraph of Article FOURTH of the Company’s Articles of Incorporation, as amended to date, read:

FOURTH:      The total number of shares of stock which this corporation is authorized to issue is:

     Twenty Five Million (25,000,000) shares with a par value of One Tenth of One Cent ($0.001) per share, amounting to Twenty Five Thousand Dollars ($25,000.00) .

          The Company’s Board of Directors has approved the adoption of, and has received the approval from the holders of approximately 54.2% of the Company’s issued and outstanding common stock as of the Record Date to adopt, an amendment to Article FOURTH of the Company’s Certificate of Incorporation that would increase the number of shares of common stock that the Company is authorized to issue from 25,000,000 shares to 500,000,000 shares, and that would reflect a forward stock split on a ratio of twenty new shares for each one old share (the “Stock Split”). The new first paragraph of Article FOURTH of the Certificate of Incorporation, as amended, will read as follows:

FOURTH:      The total number of shares of stock which this corporation is authorized to issue is:

     Five Hundred Million (500,000,000) shares with a par value of One Tenth of One Cent ($0.001) per share.

Additionally, at the time at which this Certificate of Amendment of Certificate of Incorporation (the "Amended Certificate") becomes effective (the "Effective Date"), each one (1) share of authorized Common Stock issued and outstanding immediately prior to the Effective Date shall automatically be reclassified and converted into twenty (20) validly issued, fully paid and non-assessable share of Common Stock of the Corporation, par value $0.001 (a "New Share"). Each holder of record of shares of Common Stock so reclassified and converted shall on the Effective Date automatically become the record owner of the number of New Shares as shall result from such reclassification and conversion. Each such record holder shall be entitled to receive, upon the surrender of the certificate or certificates representing the shares of Common Stock so reclassified and converted at the office of the transfer agent of the Corporation in such form and accompanied by such documents, if any, as may be prescribed by the transfer agent of the Corporation, a new certificate or certificates representing the number of New Shares of which he, she, or it is the record owner after giving effect to the provisions of this Article Fourth. The Corporation shall not issue fractional New Shares.

Background of the Proposed Amendments

Increase in Authorized Capital

          As of the Record Date, we were authorized, pursuant to our Articles of Incorporation, as amended to date, to issue up to 25,000,000 shares of our common stock, and there were 2,610,000 shares of the Company’s Common Stock issued and outstanding. Additionally, as of the Record Date, the Company had the following obligations to reserve or issue shares of its common stock:

On October 24, 2006, the Company issued a convertible debenture (the “October Debenture”) in the principal amount of $500,000, to Maxum Fund Overseas (the “Debenture Holder”). The October Debenture is convertible into shares of the Company’s common stock at a conversion price of $0.50, subject to adjustment, and is due and payable on October 23, 2007. If the Debenture Holder were to convert the entire principal amount of the October Debenture, the Company would be obligated to issue 1,000,000 shares of common stock. Interest accrues on the outstanding principal at the rate of 0.5 percent above the prime interest rate as reported by the Wall Street Journal’s bank survey, and the interest is also convertible into shares of the Company’s common stock. Assuming the full amount of interest was converted into shares, the Company would be required to issue an additional 87,500 shares of common stock.

On November 9, 2006, the Company issued a convertible debenture (the “November Debenture”) in the principal amount of $500,000, to the Debenture Holder. The November Debenture is convertible into shares of the Company’s common stock at a conversion price of $0.50, subject to adjustment, and is due and payable on November 8, 2007. If the Debenture Holder were to convert the entire principal amount of the November Debenture, the Company would be obligated to issue 1,000,000 shares of common stock. Interest accrues on the outstanding principal at the rate of 0.5 percent above the prime interest rate as reported by the Wall Street Journal’s bank survey, and the interest is also convertible into shares of the Company’s common stock. Assuming the full amount of interest was converted into shares, the Company would be required to issue an additional 87,500 shares of common stock.

          In light of the Company’s current authorized capital, Management believes that the proposed amendment to increase the Company’s authorized capital would benefit the Company by:

-	allowing the Board of Directors to issue additional equity securities to raise additional capital;

-	allowing the Board of Directors to pursue strategic investment and technology partners;

-	allowing the Board of Directors to facilitate possible future acquisitions; and

-	allowing the Company to provide stock-related employee benefits.

          As of the date of the Information Statement, the Company’s primary source of financing has been private sales of Common Stock or other equity securities, as well as debt securities convertible into Common Stock. To facilitate additional similar financing transactions, the authorized capital of the Company will need to be increased pursuant to a shareholder-approved amendment to the certificate of incorporation. As of the date of this Information Statement, the Company had not entered into any definitive agreements or arrangements relating to the issuance of additional shares of the Company’s common stock.

          The Board of Directors believes that the increase in the Company’s authorized capital is necessary both to meet the Company’s present commitments, and to facilitate additional future financing transactions should they become necessary.

          For these reasons, the Company’s Board of Directors has sought shareholder approval of the proposed amendment to increase the Company’s authorized capital.

          Depending upon the consideration per share received by the Company for any subsequent issuance of Common Stock, such issuance could have a dilutive effect on those shareholders who previously paid a higher consideration per share for their stock. Also, future issuances of Common Stock will increase the number of outstanding shares, thereby decreasing the percentage ownership in the Company (for voting, distributions and all other purposes) represented by existing shares of Common Stock. The availability for issuance of the additional shares of Common Stock may be viewed as having the effect of discouraging an unsolicited attempt by another person or entity to acquire control of the Company. Although the Board of Directors has no present intention of doing so, the Company's authorized but unissued Common Stock could be issued in one or more transactions that would make a takeover of the Company more difficult or costly, and therefore less likely. The Company is not aware of any person or entity who is seeking to acquire control of the Company. Holders of Common Stock do not have any preemptive rights to acquire any additional securities issued by the Company.

          Forward Stock Split

          The Company has also sought and received shareholder approval to effectuate a forward stock split (the “Stock Split”) which will result in the issuance of twenty (20) new shares (the “New Shares”) for each one (1) old share (the “Old Shares”) of the Company’s common stock held as of ____________________, 2006 (the Split Record Date”).

          The Board of Directors has determined that it will be advantageous to the Company to have additional shares available and issued in connection with potential future transactions with third parties. Additionally, The Board has determined that share liquidity would be enhanced by having additional shares held by the Company’s shareholders.

          The procedure for shareholders of the Company as of ________________, 2006, the Split Record Date, to obtain New Shares in exchange for Old Shares pursuant to the Stock Split is set forth below under the heading “Effective Date.”

B.      CHANGE IN NAME OF THE COMPANY

          As of October 24, 2006, the first paragraph of Article FIRST of the Company’s Articles of Incorporation, as amended to date, read:

FIRST:      The name of this corporation will be:

TYLERSTONE VENTURES CORPORATION.

          In addition to the amendments to increase the authorized capital and provide for a forward stock split, the Company has sought and obtained sufficient shareholder approval to amend the Company’s Certificate of Incorporation to change the name of the Company. The new Article FIRST will read:

FIRST:      The name of this corporation will be:

nCoat, Inc.

Background of the Proposed Name Change

          The Board of Directors has determined it to be in the best interest of the Company to change the name of the Company to nCoat, Inc. The Board believes that this change will benefit the Company by allowing the Company to raise additional capital through the issuance of its common stock and by allowing the Company to move forward with new business that it may engage in. As of the date of this Information Statement, the Company had not entered into any definitive agreements or understandings relating to new business transactions or combinations.

EFFECTIVE DATE

          The amendment to the Company’s Certificate of Incorporation, as amended to date, to increase in the authorized capital from 25,000,000 shares of common stock to 500,000,000 shares of common stock, has been approved by shareholders holding sufficient shares to authorize such amendment. Additionally, the amendment to provide for the forward stock split at a ratio of twenty new shares for each one old share has been approved by shareholders holding sufficient shares to authorize such amendment. Finally, the amendment to change the name of the Company to nCoat, Inc., has been approved by shareholders holding sufficient shares to authorize such amendment. A copy of the Certificate of Amendment in substantially the form that will be filed with the Delaware Secretary of State is attached to this Information Statement as Exhibit A.

          The Certificate of Amendment will become effective (the “Effective Date”) upon filing the Certificate of Amendment with the Delaware Secretary of State. Under federal securities laws, we cannot file the Certificate of Amendment until at least 20 days after mailing this Information Statement. We anticipate that we will file the Certificate of Amendment on the twenty-first day following our mailing of this Information Statement to our shareholders of record as of _____________, __, 2006, the Split Record Date.

          As soon as practicable after the Effective Date of the Certificate of Amendment, the Company’s stockholders will be notified that the Stock Split has been effected. The Company expects that its transfer agent, Nevada Agency and Trust Company, will act as exchange agent for purposes of implementing the exchange of stock certificates. Holders of Old Shares will be asked to surrender to the exchange agent certificates representing Old Shares in exchange for certificates representing New Shares in accordance with the procedures to be set forth in the letter of transmittal the Company sends to its stockholders. No new certificates will be issued to a stockholder until such stockholder has surrendered such stockholder's outstanding certificate(s), together with the properly completed and executed letter of transmittal, to the exchange agent. Any Old Shares submitted for transfer, whether pursuant to a sale, other disposition or otherwise, will automatically be exchanged for New Shares. STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATES AND SHOULD NOT SUBMIT ANY CERTIFICATES UNTIL REQUESTED TO DO SO.

NO DISSENTERS’ OR APPRAISAL RIGHTS

          There is no provision in the Delaware General Corporation Law or in our Certificate of Incorporation, as amended to date, which provides our stockholders with dissenters’ rights or appraisal rights to demand payment in cash for their shares of common stock in connection with the implementation of the proposal to amend our Certificate of Incorporation to increase our authorized capital stock, the Stock Split, or the name change.

CONSENT REQUIRED

          Pursuant to Sections 242 of the Delaware General Corporation Law, we may amend our Certificate of Incorporation to (i) increase our authorized capital, (ii) effectuate the Stock Split, and (iii) change the name of the Company, upon the approval by the holders of a majority of the outstanding stock entitled to vote thereon. As of October 24, 2006, the Record Date, there were 2,610,000 shares of our common stock issued and outstanding. We received approval from the holders of an aggregate of 1,415,000 shares of our common stock, or approximately 54.2% of our issued and outstanding common stock as of the Record Date. As such, we received the approval of holders of sufficient shares to adopt the amendments to our Certificate of Incorporation to (i) increase our authorized capital, (ii) effectuate the Stock Split, and (iii) change the name of the Company.

          Pursuant to Section 228 of the Deleware General Corporation Law, we were entitled to take this action by written consent of our shareholders rather than through holding an annual or special meeting of shareholders. Pursuant to that section and to the federal securities laws, we are required to provide you notice of the corporate action taken prior to its effectiveness, as discussed above under the heading “Effective Date.”

INFORMATION ABOUT TYLERSTONE VENTURES CORPORATION

The following sets forth the names, ages and positions of our directors and officers, along with their dates of service in such capacities.

Name	Age	Positions

Terry R. Holmes	59	President, Director
		Served since October 2006.

Paul S. Clayson	49	Director
		Served since October 2006.

Terry R. Holmes

          Mr. Holmes has 35 years of high level business experience as a serial entrepreneur successfully starting numerous profitable technology enterprises, primarily in the telephony, software development and interactive voice response (IVR) industries. Mr. Holmes has incubated numerous software applications and commercialized many into companies, which have collective current sales of over $60 million per month. Mr. Holmes founded the first ASP voice mail bureau in the United Stated of America and developed a total of 3 voice mail bureaus, then sold his interest to develop systems for the IVR industry. Mr. Holmes has founded and been CEO and Chairman of several telephony software companies, including; a telephony interconnect company, a telecom consulting company, an MLM ASP software development and licensing company and a health benefit eligibility and enrollment ASP software development and licensing company. Currently, he serves as CEO and Chairman of the Board of TelNetZ, Inc., an ASP telephony and web services company, and as CEO and Chairman of Sequoia Pacific Research Company, L.L.C., an award-winning nano-technology research, development and technology licensing company, which he founded in 2001.

Paul S. Clayson

          Mr. Clayson has been a business owner, global strategic planning expert, financial and investment strategist and political advisor for the past 25 years. He currently serves as President and Chief Operating Officer and equity partner of Sequoia Pacific Research Company, an award-winning diversified nanotechnology company. Previously, Mr. Clayson managed congressional campaigns and served as Chief of Staff to two U.S. Congressmen and as a lead advance agent to two U.S. Presidents. Mr. Clayson served as senior management and operations officer for three prominent institutional investment advisory and research firms in Portland, Oregon, growing assets under management from $400 million to over $2 billion in under four years. He also served as senior officer for a Utah publicly traded software technology company where he developed global marketing, business, product development and finance strategies and grew the company from a no-revenue R&D company to a globally commercialized firm with customers world-wide and development contracts with many of the worlds dominant computer, semiconductor, telecom and consumer electronics companies.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with Management and Others

PLEASE NOTE: The following information about transactions with management relate to transactions with Ms. Murphy and Messrs. Stephenson and Skoda, who recently resigned as officers and directors of the Company.

Prior to the effectivness of our prospectus, the Company had never filed a prospectus as specified under Section 10(a) of the Securities Act of 1933. Initially, the Company raised funds from its officers and directors, relatives, friends and business associates as more fully described below.

On February 1, 1999, Edward Skoda, former President, subscribed for 100,000 shares at $0.001 per share. On February 10, 1999, Judith Mide, Secretary Treasurer, subscribed for 10,000 shares at $0.01 per share. In both cases, the consideration paid was cash. Upon the resignation as the Secretary Treasurer and Director, Judith Mide sold her shares to a third party who was not or has not been an officer or director of the Company. Upon the resignation of Edward Skoda, he sold his shares to a third party who was not an officer or director of the Company or ever has been. Upon the appointment of Fred Hawkins as the Principal Executive Officer and Director of the Company in April 1, 2002, he purchased 100,000 common shares from a former shareholder of the Company who was not an officer or director.

In April 2, 2001, with the appointment of Robin Brine as Secretary Treasurer and Director, she purchased 10,000 shares at a price of $0.01 per share for cash consideration from a former shareholder. At the same time, Gerald Hardy, a former Director, acquired 100,000 shares at a price of $0.001 per share for cash consideration from a former shareholder.

In October, 2001, the Company issued an additional 900,000 shares to Fred Hawkins for a consideration of $0.001 per share. The consideration paid by Fred Hawkins was cash.

In June 2004, Fred Hawkins gifted 750,000 restricted shares to his three directors, Laurence Stephenson, Louis Murphy and Edward Skoda, which resulted in each of them acquiring 250,000 shares.

The business purpose for gifting the shares to the above noted directors was to induce them to become members of the Board of Directors since they possess certain knowledge, being able to manage an exploration company and general office procedures, which Mr. Hawkins does not have. As mentioned elsewhere in this prospectus, Messrs. Stephenson and Skoda have been in the exploration industry for a number of years and for the majority of her working life Ms. Murphy has been involved with accounting and office procedures. There are no formal agreements or informal understandings that Mr. Hawkins would receive shares or other compensation from Tylerstone or any of the other directors in return for this transfer of shares.

All of the above share issuances were restricted since they were issued in compliance with the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended. After the shares have been held for one year, the holders of these shares could sell a percentage of their shares every three months based on 1% of the outstanding stock in the Company. Therefore, the shares could be sold after the expiration of one year in compliance with the provisions of Rule 144. There are “stop transfer” instructions placed against these shares and a legend is imprinted on each stock certificate.

Some of the Directors of the Company are directors and officers of other companies. Therefore, conflicts of interest may arise between their duties as directors of the Company and as directors and officers of other companies. All such possible conflicts will be disclosed and the directors concerned will govern themselves in respect thereof to the best of their ability in accordance with the obligations imposed on them under the laws of the State of Delaware.

All officers and the director are aware of their fiduciary responsibilities under corporate law, especially insofar as taking advantage, directly or indirectly, of information or opportunities acquired in their capacities as officers and directors of the Company. Any transaction with officers or directors will only be on terms consistent with industry standards and sound business practice in accordance with the fiduciary duties of those persons to the Company, and depending upon the magnitude of the transactions and the absence of any disinterested Board members, the transactions may be submitted to the shareholders for their approval in the absence of any independent Board members.

All the directors and officers, including Fred Hawkins, have advanced money to the Company over the last several years in the aggregate amount of $21,632 as follows:

	Edward	Fred	Louise	Laurence	Total
Advances	Skoda	Hawkins	Murphy	Stephenson	Advances

August 31, 1999:
Management fees (i)	$ 6,000	$ -	$ -	$ -	$ 6,000

August 31, 2000:
Management fees	6,000	-	-	-	6,000
Cash advance to Company	2,000	-	-	-	2,000

August 31, 2001:
Management fees	3,500	-	-	-	3,500
Cash advance to Company	-	230	-	-	230

August 31, 2002:
Cash advance to Company	-	2,030	-	-	2,030

August 31, 2003:
Exploration fees unpaid	1,575	-	-	-	1,575
Cash advance to Company	-	1,240	-	-	1,240

August 31, 2004:
Management fees	2,000	-	-	-	2,000
Advance for exploration	-	3,185	-	-	3,185

August 31, 2005
Management fees	6,000	-	-	-	6,000
Cash advances to Company	9,005	-	3,858	609	13,472

August 31, 2006
Management fees	1,500	-	-	4,500	6,000
Cash advances to Company	-	-	952	26	978
Forgiveness of debt	(30,500)	-	-	-	(30,500)
Payment on account	(2,078)	-	-	-	(2,078)

Total advances by Directors	$ 5,002	$ 6,685	$ 4,810	$ 5,135	$ 21,632

(i) Edward Skoda has not been paid for management fees charged to the Company.

The above noted advances have no specific terms of repayment and bear no interest. If an annual compound interest rate of 5% had been used, the amount of interest due and payable would have been approximately $8,132.

The Company has not entered into any transactions with a related party other than a monthly management fee of $500 payable to Edward Skoda for three months and for the balance of the year to Laurence Stephenson. Management does not know of any other transaction it will be entering into with related parties. It is the intention of the Company to deal with third parties in all its acquisitions of exploration claims in the future.

The Company has had no transactions with any promoter or promoters since its inception. Nothing of value, including money, property, contracts, options or rights of any kind has been received or will be received by a promoter, director or indirectly from the Company which is not disclosed in this prospectus.

There were no material transactions, or series of similar transactions, since inception of the Company and during its current fiscal period, or any currently proposed transactions, or series of similar transactions, to which the Company was or is to be a party, in which the amount involved exceeds $60,000, and in which any director or executive officer, or any security holder who is known by the Company to own of record or beneficially more than 5% of any class of the Company's common stock, or any member of the immediate family of any of the foregoing persons, has an interest.

Compliance With Section 16(a) of the Exchange Act

Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors, and persons who beneficially own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than 10% shareholders are required by regulation of the Securities and Exchange Commission to furnish us with copies of all Section 16(a) forms which they file. Based solely on its review of the copies of such forms furnished to us during the fiscal year ended December 31, 2005, we are aware of the following untimely filings:

Mr. Holmes and Mr. Clayson have not yet filed Forms 3.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the number and percentage of the 2,610,000 outstanding shares of our common stock which, according to the information supplied to us, were beneficially owned, as of October 24, 2006, by (i) each person who is currently a director, (ii) each executive officer, (iii) all current directors and executive officers as a group and (iv) each person who, to our knowledge, is the beneficial owner of more than 5% of our outstanding common stock.

Except as otherwise indicated, the persons named in the table have sole voting and dispositive power with respect to all shares beneficially owned, subject to community property laws where applicable. Beneficial ownership is determined according to the rules of the Securities and Exchange Commission, and generally means that person has beneficial ownership of a security if he or she possesses sole or shared voting or investment power over that security. Each director, officer, or 5% or more shareholder, as the case may be, has furnished us information with respect to beneficial ownership. Except as otherwise indicated, we believe that the beneficial owners of the common stock listed below, based on the information each of them has given to us, have sole investment and voting power with respect to their shares, except where community property laws may apply.

Title or	Name and Address of	Amount of Beneficial
Class	Beneficial Owner (1)	Ownership (2)	Percent of Class

Common	Laurence Stephenson	250,000 (3)(4)	9.58%
Stock	302-15015 Victoria Ave.
	White Rock, B.C., Canada, V4B 1G2

Common	Louise M. Murphy	250,000 (3)(4)	9.58%
Stock	#42 - 2951 Panorama Dr.
	Coquitlam, B.C., Canada, V3E 2W3

Common	Fred Hawkins	450,000(3)(5)	17.24%
Stock	13028 98A Avenue
	Surrey, British Columbia, Canada, V3T
	1C6

Common	Edward Skoda	250,000 (3)(4)	9.58%
Stock	Apdo Postal No. 379
	Chapala, Jalisco, Mexico, CP 45900

Common	Terry R. Holmes	0 (6)	0%
Stock	1192 E. Draper Parkway
	Suite 518
	Draper, UT 84020

Common	Paul S. Clayson	0 (6)	0%
Stock	1192 E. Draper Parkway
	Suite 518
	Draper, UT 84020

Common	Ownership of all directors	0	0%
Stock	and officers as a group

(1)      As of September 30, 2006, there were 2,610,000 common shares issued and outstanding. Unless otherwise noted, the security ownership disclosed in this table is of record and beneficial.

(2)      Under Rule 13-d under the Exchange Act, shares not outstanding but subject to options, warrants, rights, conversion privileges pursuant to which such shares may be acquired in the next 60 days are deemed to be outstanding for the purpose of computing the percentage of outstanding shares owned by the persons having such rights, but are not deemed outstanding for the purpose of computing the percentage for such other persons.

(3)      These shares are restricted since they were issued in compliance with the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended. After these shares have been held for one year, the Directors and Officers of the Company could sell 1% of the outstanding stock in the Company every three months. Therefore, this stock can be sold after the expiration of one year in compliance with the provisions of Rule 144. There are “stock transfer” instructions placed against these certificates and a legend has been imprinted on the stock certificates themselves.

(4)      Ms. Murphy and Messrs Skoda and Stephenson recently resigned as directors and officers of the Company.

(5)      Includes shares issued to Fred Hawkins, a former director of the Company, wife and daughter who reside in the same house.

(6)      Messrs. Holmes and Clayson were appointed directors of the Company, and Mr. Holmes was appointed President of the Company, on October 21, 2006.

BOARD OF DIRECTORS COMMITTEES AND DIRECTOR COMPENSATION

          The Company does not have standing audit, nominating, or compensation committees. Those functions are performed by the board of directors.

Cash Compensation

          The following table sets forth compensation paid or accrued by the Company for the last four years ended August 31, 2006 to directors and officers:

Summary Compensation Table ( 2003, 2004, 2005 and 2006)

Long Term Compensation (US Dollars)
Annual Compensation		Awards	Payouts
(a)	(b)	(c)	(e)	(f)	(g)	(h)	(i)
			Other	Restricted			All other
			Annual	Stock	Options/	LTIP	compen-
Name and Principal			Comp.	awards	SAR	payouts	sation
position	Year	Salary	($)	($)	(#)	($)	($)

Laurence Stephenson President, and Director(1)	2004 2005 2006	-0- -0- 4,500	-0- -0- -0-	-0- -0- -0-	-0- -0- -0-	-0- -0- -0-	-0- -0- -0-

Louise Murphy Secretary Treasurer and Director(1)	2004 2005 2006	-0- -0- -0-	-0- -0- -0-	-0- -0- -0-	-0- -0- -0-	-0- -0- -0-	-0- -0- -0-

Edward Skoda Director(1)	2003 2004 2005 2006	1,575 2,000 6,000 4,600	-0- -0- -0- -0-	-0- -0- -0- -0-	-0- -0- -0- -0-	-0- -0- -0- -0-	-0- -0- -0- -0-

Fred Hawkins Former President Current Director	2003 2004 2005	-0- -0- -0-	-0- -0- -0-	-0- -0- -0-	-0- -0- -0-	-0- -0- -0-	-0- -0- -0-

Robin Brine Former Director	2004 2003	-0- -0-	-0- -0-	-0- -0-	-0- -0-	-0- -0-	-0- -0-

Gerald Hardy Former Director	2003 2004	-0- -0-	-0- -0-	-0- -0-	-0- -0-	-0- -0-	-0- -0-

(1) Ms. Murphy and Messrs. Stephenson and Skoda recently resigned as officers and directors of the Company. Terry R. Holmes and Paul S. Clayson were appointed directors, and Mr. Holmes was appointed President, of the Company on October 21, 2006.

          Other than Edward Skoda who received $500 per month in compensation from the date of inception to March 31, 2001 for a total of $15,500 at which time no other director received any other form of compensation. During the current year Edward Skoda received $1,500 as management fees and Laurence Stephenson received $4,500. In addition Edward Skoda received $3,100 for work performed on the Tylerstone claim in late 2005.

          There are no stock options outstanding as at September 30, 2006 and no options have been granted in 2006, but it is contemplated in the future the Company may issue stock options in the future to officers, directors, advisers and future employees.

          No director or officer is indebted to the Company and none have borrowed any funds from the Company.

          The Company has no defined benefit pension plan or any long-term incentive plan that provides annual benefits to any directors and officers.

          Except for the payment of the management fee to Edward Skoda, the Company has not entered into any employment plan or arrangement, including payments to be received from the Company either currently or in the future as a result of resignation, retirement or any other termination of the Company's officers and directors.

          There exist no plans or arrangements for a change-in-control of the Company.

Bonuses and Deferred Compensation

None

Compensation Pursuant to Plans

None

Pension Table

None

Other Compensation

Other than the compensation noted above, the only other compensation paid to a director was to Edward Skoda in the amount of approximately $3,100 (Cdn $3,400) for work undertaken in the fall of 2005 on the Tylerstone claim.

Recent Developments

          As noted above, on October 21, 2006, Terry Holmes and Paul Clayson were appointed directors of the Company, and Mr. Holmes was appointed President of the Company. The previous officers and directors of the Company, Louise Murphy, Laurence Stephenson, and Edward Skoda, resigned their positions as officers and directors.

          Additionally, as described above, on October 24, 2006, the Company issued a convertible debenture (the “October Debenture”) in the principal amount of $500,000, to Maxum Fund Overseas (the “Debenture Holder”). The October Debenture is convertible into shares of the Company’s common stock at a conversion price of $0.50, subject to adjustment, and is due and payable on October 23, 2007. If the Debenture Holder were to convert the entire principal amount of the October Debenture, the Company would be obligated to issue 1,000,000 shares of common stock. Interest accrues on the outstanding principal at a rate of 8.75%, and the interest is also convertible into shares of the Company’s common stock. Assuming the full amount of interest was converted into shares, the Company would be required to issue an additional 87,500 shares of common stock.

ANNUAL REPORT

          Copies of the Company's Annual Report on Form 10-KSB (including financial statements and financial statement schedules) for the year ended August 31, 2006, filed with the Securities and Exchange Commission may be obtained without charge by writing to the Company - Attention: Paul S. Clayson, 1192 E. Draper Parkway, Suite 518, Draper, UT 84020. A request for a copy of the Company's Annual Report on Form 10-KSB must set forth a good-faith representation that the requesting party was either a holder of record or a beneficial owner of common stock of the Company on October 24, 2006. Exhibits to the Form 10-K, if any, will be mailed upon similar request and payment of specified fees to cover the costs of copying and mailing such materials.

_______________________________________

By Order of the Board of Directors

/s/ Terry R. Holmes
President and Director

Draper, Utah
November ___, 2006

EXHIBIT A

ARTICLES OF AMENDMENT FOR ARTICLES OF INCORPORATION

EXHIBIT A

The text of the amendment to the Corporation's Certificate of Incorporation is as follows:

1.	Article FIRST shall be amended to read as follows:

	FIRST:	The name of this Corporation will be:

nCoat, Inc.

2.	Article FOURTH shall be amended to read as follows:

	FOURTH:	The total number of shares of stock which this corporation is authorized to issue is:

Five Hundred Million (500,000,000) shares with a par value of One Tenth of One Cent ($0.001) per share.

Additionally, at the time at which this Certificate of Amendment of Certificate of Incorporation (the "Amended Certificate") becomes effective (the "Effective Date"), each one (1) share of authorized Common Stock issued and outstanding immediately prior to the Effective Date shall automatically be reclassified and converted into twenty (20) validly issued, fully paid and non-assessable share of Common Stock of the Corporation, par value $0.001 (a "New Share"). Each holder of record of shares of Common Stock so reclassified and converted shall on the Effective Date automatically become the record owner of the number of New Shares as shall result from such reclassification and conversion. Each such record holder shall be entitled to receive, upon the surrender of the certificate or certificates representing the shares of Common Stock so reclassified and converted at the office of the transfer agent of the Corporation in such form and accompanied by such documents, if any, as may be prescribed by the transfer agent of the Corporation, a new certificate or certificates representing the number of New Shares of which he, she, or it is the record owner after giving effect to the provisions of this Article Fourth. The Corporation shall not issue fractional New Shares.